3: E

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 23, 2002

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5. Other Events

          The Registrant Files, pursuant to Regulation FD, its earnings news release dated October 23, 2002, entitled "DuPont Reports Third Quarter 2002 Earnings," a copy of which is below. This earnings news release is also filed in connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-60069 and
No. 333-86363).
October 23, 2002	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS THIRD QUARTER 2002 EARNINGS

Summary

  Third quarter underlying earnings were $.40 per share compared to $.12 earned in the third quarter 2001.
  Third quarter underlying earnings include a $.14 per share benefit from a lower estimated full-year 2002 tax rate.
  Including one-time items third quarter 2002 earnings per share were $.47 compared to $.13 in the third quarter 2001.
  Segment sales were $6.2 billion. On a comparable business basis, sales were 4 percent higher than last year reflecting 6 percent higher volume, partly offset by 2 percent lower U.S. dollar selling prices.
  Third quarter after-tax operating income (ATOI) before one-time items increased 76 percent versus third quarter last year, principally reflecting higher volumes, lower raw material and fixed costs, and a lower effective income tax rate. Significant earnings gains were recorded by the Performance Materials, Coatings & Color Technologies, and Textiles & Interiors segments.

Earnings Comparisons

($ per share diluted)

	3Q'02	3Q'01
Reported	.47	.13
One-Time Items	.07	.01
Underlying	.40	.12

          "Our third quarter results showed steady improvement with progress across most businesses, particularly those supporting the housing, automotive and agricultural industries," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "While overall volume growth has been strong, the pricing environment remains difficult. We remain focused on executing well in the present while driving our long-term sustainable growth objectives."
Global Sales and Income

          For the quarter, consolidated sales totaled $5.5 billion compared to $5.6 billion in 2001. Segment sales, including transfers and a pro rata share of sales by equity affiliates, were $6.2 billion, down 2 percent from $6.4 billion in 2001. On a comparable business basis (excluding the impact on sales attributable to acquisitions and divestitures) sales increased 4 percent reflecting 6 percent higher volume, partly offset by 2 percent lower U.S. dollar selling prices.
          Net income, including one-time items, was $469 million, compared to $142 million in the third quarter of 2001, resulting in earnings per share of $.47 compared to $.13 last year. Year-to-date 2002 reported earnings before the cumulative effect of a change in accounting principle (SFAS 142 - Goodwill and Other Intangible Assets) were $1.49 per share versus comparable earnings of $.39 per share last year. After reflecting a noncash cumulative effect charge of $2.95 per share for impairment to goodwill related to acquisitions in previous years, year-to-date 2002 results were a loss of $1.46 per share compared to earnings of $.40 per share for the nine months of 2001.
          For the quarter, net income before one-time items was $401 million versus $128 million in 2001, or $.40 per share and $.12 per share, respectively. The increase in underlying earnings per share reflects improved segment ATOI, principally in the Performance Materials, Coatings & Color Technologies and

Textiles & Interiors segments, and significantly lower net interest expense. In addition to higher volumes and lower costs, improved results reflect a lower effective tax rate due to benefit from geographic mix of earnings and other tax planning initiatives.
          One-time items are described in the notes to the accompanying financial statements and are summarized in the table below:

ONE-TIME ITEMS
	$MM Pretax		$MM After-Tax		($ Per Share)
	2002	2001	2002	2001	2002	2001
1st Quarter Total	(3,016)	(114)	(3,017)	(72)	(3.01)*	(.07)

2nd Quarter Total	(345)	(994)	(168)	(645)	(.17)	(.62)

3rd Quarter:
Performance Materials - Clysar® Sale	84		51.05
Changes in Restructuring Estimates	23		17.02
Pioneer/Monsanto MON 810 settlement		(56)		(35)		(.04)
Pharmaceutical Divestiture - Tax Benefit				49.05

3rd Quarter Total	107	(56)	68	14.07		.01

*

In accordance with SFAS No. 142 - "Goodwill and Other Intangible Assets," 1Q2002 includes a $2.94 per share noncash charge for the cumulative effect of change in accounting principle for impairment of goodwill.

Segment Sales

          Regional segment sales and related variances for the third quarter 2002 compared with the third quarter 2001 are summarized below:

	Segment Sales		% Change Due To
	3Q'02 $B	% Change vs. 3Q'01	Local Price	Currency Effect	Volume	Portfolio Changes*
Worldwide	6.2	(2)	(4)	2	6	(6)
U.S.	2.8	(8)	(4)	0	5	(9)
Europe	1.6	4	(3)	9	3	(5)
Asia Pacific	1.1	10	(5)	2	14	(1)
Canada, Mexico, South America	0.7	(7)	(5)	(2)	5	(5)

*	Includes impacts from the sale of Pharmaceuticals, discontinuance of Benlate® and ammonia, and acquisition of Liqui-Box.

  Sales increased 4 percent on a comparable business basis as volume grew 6 percent worldwide and improved in all geographic regions. Higher volumes versus last year reflect growth in most businesses.
  The impact of 4 percent lower local selling prices was partly offset by a 2 percent benefit to sales from the currency effect of a weaker dollar. Pricing remains particularly difficult in the Textiles & Interiors and Electronic & Communication Technologies segments.

Business Segment Performance

          Summarized below are comments on individual segment sales and ATOI excluding one-time items for the third quarter 2002 compared to third quarter 2001. Additional segment information is available to investors and the public via the Earnings Data section of the DuPont Investor Web site.

  Agriculture & Nutrition - Sales increased 12 percent reflecting higher sales of crop production and food ingredient products as well as the acquisition of Liqui-Box. Seasonal losses were lower than those of last year, improving ATOI by $28 million versus last year principally reflecting higher sales and lower fixed costs, the latter largely from the required adoption of SFAS 142 that eliminated the amortization of goodwill and indefinite-lived intangibles.
  Coatings & Color Technologies - Sales increased 6 percent reflecting higher volumes in the motor vehicle-related businesses and benefit from the weaker dollar. Prices for titanium dioxide products, although improving, remain below last year's levels. ATOI was up $56 million or 50 percent, reflecting higher volumes, improved pretax margins, and a lower effective tax rate.
  Electronic & Communication Technologies - Sales grew 5 percent from a very weak third quarter last year. Volumes were up 9 percent partly offset by 4 percent lower prices. ATOI increased 29 percent reflecting gradual improvement in selected markets with particular strength in Asia and a lower effective tax rate.
  Performance Materials - Sales increased 8 percent with 10 percent higher volume driven by continued strength in the automotive and packaging markets, partly offset by 2 percent lower selling prices. ATOI increased $69 million or 119 percent reflecting higher volumes, lower raw material costs and a lower effective tax rate.
  Pharmaceuticals - ATOI was $72 million, reflecting the DuPont share of earnings from Cozaar® / Hyzaar® .. Last year's third quarter earnings of $84 million reflected results from the final quarter of DuPont Pharmaceuticals operation before its divestiture on October 1, 2001.
  Safety & Protection - Sales decreased 1 percent. Sales volumes of nonwoven products continue to be strong but were essentially offset by sales declines in aramid products and last year's chemical product rationalization. ATOI improved 12 percent due to strength in nonwovens and a lower effective tax rate.

  Textiles & Interiors - Sales increased 2 percent as 7 percent volume growth was largely offset by lower selling prices. The volume increase was led by improvements in residential flooring, nylon textile, spandex and polyester filament products. ATOI increased to $60 million from $10 million last year when market conditions were at unprecedented lows. ATOI benefited from reduced fixed cost spending, lower raw material costs, and a lower effective tax rate.

Outlook

          DuPont expects economic growth to continue in the fourth quarter, but at a pace moderately below third quarter growth rates. The company expects U.S. automotive and housing markets to remain strong and consumer spending to hold up reasonably well. On the negative side, energy-related raw material costs are trending up at a time when selling price increases remain difficult to achieve.
          Taking all these factors into account, including the revised full-year income tax rate estimate, the company's earlier fourth quarter earnings outlook remains unchanged. That is, the company expects underlying fourth quarter earnings per share to be about triple those of the prior year, which would result in full-year underlying earnings of approximately $2.00 per share. It should be noted, however, that continued volatility in the equities markets, slower pace of economic growth, and the potential for political conflict add risk to achieving this outlook.
          "While we cannot control the economy, we can control how we execute our business plans in the face of economic challenges and uncertainty," said Holliday. "As we look ahead, we are focused and committed to superior execution, maintaining our competitiveness and continuously adding value for our shareholders."

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

10/23/02

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Nine Months Ended
CONSOLIDATED INCOME STATEMENT	September 30		September 30
(Dollars in millions, except per share)	2002	2001	2002	2001

SALES	$5,482	$5,641	$18,324	$19,497
Other Income(a)	255	135	337	521

Total	5,737	5,776	18,661	20,018

Cost of Goods Sold and Other Operating Charges(b)	3,851	3,958	12,204	13,059
Selling, General and Administrative Expenses	621	687	1,993	2,269
Depreciation	339	328	958	995
Amortization of Goodwill and Other Intangible Assets(c)	53	113	154	338
Research and Development Expense	322	441	928	1,288
Interest Expense(d)	79	148	279	492
Employee Separation Costs and Write-Down of Assets(e)	(23)	-	232	1,046
Gain on Sale of DuPont Pharmaceuticals(f)	-	-	(19)	-

Total	5,242	5,675	16,729	19,487

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	495	101	1,932	531
Provision for Income Taxes(g)	5	(46)	368	87
Minority Interests in Earnings of Consolidated Subsidiaries	21	5	73	31

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	469	142	1,491	413
Cumulative Effect of Changes in Accounting Principles, Net of Income Taxes(h)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 469	$ 142	$(1,453)	$ 424

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income before Cumulative Effect of Changes in Accounting Principles	$ .47	$ .13	$ 1.49	$ .39
Cumulative Effect of Changes in Accounting Principles	-	-	(2.96)	.01

Net Income (Loss)	$ .47	$ .13	$(1.47)	$ .40

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK(i)(j)
Income before Cumulative Effect of Changes in Accounting Principles	$ .47	$ .13	$ 1.49	$ .39
Cumulative Effect of Changes in Accounting Principles	-	-	(2.95)	.01

Net Income (Loss)	$ .47	$ .13	$(1.46)	$ .40

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ 1.05	$ 1.05

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Third quarter 2002 includes a gain of $84 resulting from the sale of the Company's Clysar® shrink film business. Year-to-date 2002 also includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.

Year-to-date 2001 includes a gain of $52 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

(b)	Third quarter 2001 includes charge of $56 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto.

Year-to-date 2002 includes charges of $47 to write off inventory associated with discontinued specialty herbicide products and $50 to establish a litigation reserve related to previously divested business. Year-to-date 2001 includes charges of $56 to establish the litigation reserve described above and $133 resulting from the sale of acquired Pioneer inventories, which, in accordance with purchase accounting rules, were recorded at estimated fair market value on October 1, 1999.

(c)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and indefinite-lived intangible assets no longer be amortized; amortization expense for such assets of $47 and $139 was recorded in three month and nine month periods ended September 30, 2001, respectively.

(d)	Year-to-date 2002 includes a charge of $21 for the early extinguishment of $242 of outstanding debentures; this charge principally represents premiums paid to investors.

(e)	Third quarter 2002 includes a benefit of $23 resulting from changes in estimates related to prior year restructuring activities.

Year-to-date 2002 includes charges of $209 associated with separation costs for approximately 2,000 employees and the shutdown and dismantlement of several facilities, $39 to withdraw from a joint venture in China and $37 associated with an expected loss on the pending sale of a European manufacturing facility. These charges were partly offset by the $23 change in estimates described above and a gain of $30 resulting principally from a favorable litigation settlement associated with exiting a joint venture in China.

Year-to-date 2001 charges of $1,046 include $441 associated with separation costs for approximately 5,500 employees, $303 for asset impairments (principally the write-down of polyester assets to be sold), and $302 related to the shutdown and dismantlement of several facilities.

(f)	Year-to-date 2002 includes a benefit of $19 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals, which occurred on October 1, 2001.

(g)

Year-to-date 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

Third quarter and year-to-date 2001 includes a one-time deferred tax benefit of $49 to recognize differences between the book basis and tax basis of the Company's investment in DuPont Pharmaceuticals as a result of the pending fourth quarter 2001 sale of DuPont Pharmaceuticals.

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(h)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. There is no tax benefit associated with this charge. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

(i)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended	Nine Months Ended
	September 30	September 30
	Basic	Diluted	Basic	Diluted
2002	993,838,496	996,979,946	994,429,075	999,125,469
2001	1,039,345,016	1,044,530,790	1,041,080,675	1,046,752,988

(j)	Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Nine Months Ended
CONSOLIDATED SEGMENT INFORMATION(a)	September 30		September 30
(Dollars in millions)	2002	2001	2002	2001

SEGMENT SALES(b)
Agriculture & Nutrition	$ 608	$ 542	$ 3,769	$ 3,602
Coatings & Color Technologies	1,276	1,206	3,725	3,703
Electronic & Communication Technologies	645	614	1,905	2,122
Performance Materials	1,237	1,149	3,667	3,571
Pharmaceuticals	-	393	-	902
Safety & Protection	853	858	2,575	2,760
Textiles & Interiors	1,582	1,553	4,727	4,992
Other	6	39	16	106

Total Segment Sales	6,207	6,354	20,384	21,758

Elimination of Transfers	(97)	(111)	(284)	(384)
Elimination of Equity Affiliate Sales	(631)	(602)	(1,780)	(1,884)
Miscellaneous	3	-	4	7

CONSOLIDATED SALES	$5,482	$5,641	$18,324	$19,497

AFTER-TAX OPERATING INCOME (LOSS)(c)(d)
Agriculture & Nutrition(e)	$ (92)	$ (162)	$ 463	$ 135
Coatings & Color Technologies	170	112	391	322
Electronic & Communication Technologies(f)	67	51	169	241
Performance Materials(g)	180	58	391	170
Pharmaceuticals(h)	72	133	195	79
Safety & Protection	128	112	350	340
Textiles & Interiors(i)	61	10	28	(339)
Other(j)	(18)	(16)	(91)	(55)

Total Segment ATOI	568	298	1,896	893

Interest & Exchange Gains and Losses(k)	(5)	(72)	(194)	(257)
Corporate Expenses(l)	(83)	(76)	(180)	(215)
Corporate Minority Interest(m)	(11)	(8)	(31)	(8)

Income from Operations	469	142	1,491	413

Cumulative Effect of Changes in Accounting Principles(n)	-	-	(2,944)	11

NET INCOME (LOSS)	$ 469	$ 142	$(1,453)	$ 424

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION
(a)

Segment data for 2001 has been reclassified to reflect the Company's realignment of its businesses into five market- and technology-focused growth platforms, and the formation of a Textile & Interiors subsidiary. The Company retained its Pharmaceuticals segments. Certain other reclassifications of segment data have been made to reflect 2002 changes in organizational structure.

(b)	Includes pro rata share of equity affiliate sales and transfers. Excludes sales of intermediates by DuPont to joint ventures within the Textiles & Interiors segment.

(c)

Third quarter and year-to-date 2002 includes a benefit of $17 resulting from changes in estimates related to prior year restructuring activities in the following segments: Agriculture & Nutrition - $7; Coatings & Color Technologies - $2; Electronic & Communication Technologies - $1; Performance Materials - $2; Safety & Protection - $3; Textiles & Interiors - $1; and Other - $1.

(d)

Year-to-date 2001 charges of $679 result from employee terminations, facility shutdowns, and asset impairments in the following segments: Agriculture & Nutrition - $80; Coatings & Color Technologies - $48; Electronic & Communication Technologies - $27; Performance Materials - $31; Safety & Protection - $34; Textiles & Interiors - $420; and Other - $39.

(e)

Year-to-date 2002 includes charges of $29 to write off inventory associated with discontinued specialty herbicide products and $25 associated with an expected loss on the pending sale of a European manufacturing facility.

Third quarter 2001 includes a charge of $35 to establish a reserve related to settlement of YieldGard® (MON 810 Bt) insect resistant corn litigation with Monsanto. Year-to-date 2001 also includes a charge of $83 resulting from the sale of acquired Pioneer inventories.

(f)	Year-to-date 2001 includes a gain of $34 resulting from the Company's sale of stock that reduced its ownership interest in DuPont Photomasks.

(g)	Third quarter 2002 includes a gain of $51 resulting from the sale of the Company's Clysar® shrink film business.

(h)	Year-to-date 2002 includes a benefit of $12 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals, which occurred on October 1, 2001.

Third quarter and year-to-date 2001 include a deferred tax benefit of $49 to recognize differences between the book basis and tax basis of the Company's investment in DuPont Pharmaceuticals.

(i)

Year-to-date 2002 includes charges of $100 related to employee separation costs for approximately 2,000 employees, $43 related to facility shutdowns and $29 to withdraw from a polyester joint venture in China, partly offset by a gain of $19 resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

(j)	Year-to-date 2002 includes a charge of $31 to establish a litigation reserve related to a previously divested business.

(k)

Year-to-date 2002 includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate, and a charge of $17 associated with the early extinguishment of outstanding debentures.

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION - (CONT'D)
(l)

Year-to-date 2002 includes a net $65 non-cash tax benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(m)	Represents a rate of return to minority interest investors who made capital contributions during 2001 to consolidated subsidiaries.

(n)

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." During the second quarter, the Company completed its review of goodwill and recorded a cumulative effect adjustment to income of $2,944 effective January 1, 2002. This charge is attributable to goodwill impairments of $2,866 in the Agriculture & Nutrition segment and $78 in the Textiles & Interiors segment related to previous acquisitions.

The Company's adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 resulted in a cumulative-effective-type adjustment to income of $11.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)

(3rd QUARTER 2002 VS. 3rd QUARTER 2001)
	Segment Sales
	Three Months Ended		Percentage Change Due to:
	September 30		U.S.$
	$	% Change	Price	Volume	Other(b)

Agriculture & Nutrition	$ 608	12%	(1)%	5%	8%
Coatings & Color Technologies	1,276	6	-	6
Electronic & Communication Technologies	645	5	(4)	9
Performance Materials	1,237	8	(2)	10
Pharmaceuticals	-	(100)	-	-	(100)
Safety & Protection	853	(1)	1	-	(2)
Textiles & Interiors	1,582	2	(5)	7
Other	6	(85)	-	(13)	(72)

Total	$6,207	(2)%	(2)%	6%	(6)%
(a)	Includes transfers and pro rata share of equity affiliate sales.

(b)	Includes impacts from the sale of Pharmaceuticals, discontinuance of Benlate® fungicide and ammonia, and acquisition of Liqui-Box.

SEGMENT INFORMATION	Three Months Ended			Nine Months Ended
EXCLUDING IMPACT OF ONE-TIME ITEMS -	September 30			September 30
(Dollars in millions)	2002	2001	% Chg.	2002	2001	% Chg.

AFTER-TAX OPERATING INCOME
Agriculture & Nutrition	$ (99)	$(127)	N/M	$ 510	$ 333	53%
Coatings & Color Technologies	168	112	50%	389	370	5
Electronic & Communication Technologies	66	51	29	168	234	(28)
Performance Materials	127	58	119	338	201	68
Pharmaceuticals	72	84	(14)	183	30	510
Safety & Protection	125	112	12	347	374	(7)
Textiles & Interiors	60	10	500	180	81	122
Other	(19)	(16)	N/M	(61)	(16)	N/M

Total Segment ATOI	500	284	76	2,054	1,607	28

Interest & Exchange Gains and Losses	(5)	(72)		(114)	(257)
Corporate Expenses	(83)	(76)		(245)	(215)
Corporate Minority Interest	(11)	(8)		(31)	(8)

INCOME FROM OPERATIONS	$ 401	$ 128	213%	$1,664	$1,127	48%

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY

(Dollars in millions, except per share)
	Three Months Ended			Nine Months Ended
	September 30			September 30
	2002	2001	% Chg.	2002	2001	% Chg.
Selected Income Statement Data -
Excluding Impact of One-Time Items
And Cumulative Effect of Changes
In Accounting Principles

Consolidated Sales	$5,482	$5,641	(3)%	$18,324	$19,497	(6)%
Segment Sales	6,207	6,354	(2)	20,384	21,758	(6)
Segment ATOI	500	284	76	2,054	1,607	28
EBIT	482	319	51	2,546	2,251	13
EBITDA	859	746	15	3,613	3,539	2
Income from Operations	401	128	213	1,664	1,127	48
EPS - Diluted	0.40	0.12	233	1.66	1.07	55

3rd Quarter 2002 Vs.
3rd Quarter 2001

Segment ATOI Variance Analysis -
Excluding Impact of One-Time Items

Local Prices	$(150)
Volume	80
Costs	190
Other (Primarily taxes)	96

Total	$ 216

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Assistant Controller

October 23, 2002